Exhibit 99.1

Shaw Shareholders Approve Transaction with CB&I

BATON ROUGE, La.--(BUSINESS WIRE)--December 21, 2012--The Shaw Group Inc. (NYSE: SHAW) today announced that, at a special meeting held today in Baton Rouge, La., its shareholders voted to approve the definitive merger agreement with CB&I (NYSE: CBI) to acquire Shaw.

Of the shares voting at today’s special meeting, 99 percent voted in favor of the transaction. The transaction was approved by 83 percent of Shaw’s outstanding shares as of the record date for the special meeting and by 82 percent of Shaw’s outstanding shares not held by “Related Persons.”

Subject to the satisfaction of certain additional closing conditions, the transaction is expected to close during the first calendar quarter of 2013.

Shaw shareholders will receive $41 in cash and 0.12883 shares in CB&I common stock for each share of Shaw stock for a total value of approximately $46.86 per share assuming the CB&I closing share price as of Dec. 20, 2012. This represents an approximately 76 percent premium to the price of Shaw shares ($26.69) at the close on July 27, 2012, the last trading day before the merger agreement was announced.

About Shaw

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, maintenance, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2012 annual revenues of $6 billion, Shaw has approximately 25,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

About CB&I:

CB&I (NYSE: CBI) engineers and constructs some of the world’s largest energy infrastructure projects. With premier process technology from its Lummus Technology business, proven EPC expertise, and unrivaled storage tank experience, CB&I executes projects from concept to completion. Safely. Reliably. Globally. For more information, visit www.cbi.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements set forth in this communication that are not historical facts, including statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to shareholders, future economic and industry conditions, the proposed merger (including its benefits, results, effects and timing), the attributes of Shaw as a subsidiary of CB&I and whether and when the transactions contemplated by the merger agreement will be consummated, are forward-looking statements within the meaning of federal securities laws. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the companies’ control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements.

These risks and uncertainties include, but are not limited to: the risk that the conditions to the closing of the merger are not satisfied; the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; costs and difficulties related to the integration of Shaw’s businesses and operations with CB&I’s business and operations; the inability to or delay in obtaining cost savings and synergies from the merger; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions.

Shaw and CB&I caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Shaw’s and CB&I’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Shaw, CB&I, the proposed transaction or other matters and attributable to Shaw or CB&I or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Shaw nor CB&I undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com